Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 10

(to prospectus dated May 22, 2024)

THE BEACHBODY COMPANY, INC.

4,866,405 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

306,667 SHARES COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 22, 2024 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 4,866,405 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), and (b) 5,333,333 warrants to purchase Class A Common Stock, every 50 warrants exercisable for one share of Class A Common Stock at an exercise price of $575.00 per share (the “private placement warrants”) and (ii) the issuance by us of up to 306,667 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 21, 2025 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODI.” On February 20, 2025, the closing sale price per share of our Class A Common Stock was $7.98.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 21, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2025

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2025, the Compensation Committee of the Board of Directors of The Beachbody Company, Inc. (the “Company”) approved an annual base salary for Mark Goldston, the Company’s Executive Chairman to reflect the mutually agreed expansion of Mr. Goldston’s role and contribution to the Company. Effective as of March 1, 2025, Mr. Goldston’s annual base salary will be $500,000. In addition, Mr. Goldston’s annual base salary will be increased to $700,000, effective as of the date on which the Company pays in full the Blue Torch term loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Beachbody Company, Inc.

Date: February 21, 2025	By:	/s/ Jonathan Gelfand
Jonathan Gelfand Executive Vice President, Business & Legal Affairs, Corporate Secretary